Exhibit 23.1
Consent of Independent Auditor
We consent to the incorporation in the Form 8-K of Howard Bancorp, Inc. of our reports dated March 31, 2017, March 30, 2016, and April 28, 2015 relating to the consolidated financial statements of 1st Mariner Bank and Subsidiaries appearing in this Form 8-K.
Baltimore, Maryland
October 12, 2017